Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2022 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2022 DIVIDEND OF $0.43 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — July 26, 2022 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.43 per share. The third quarter dividend is payable on September 30, 2022 to stockholders of record as of September 15, 2022. The Board of Directors previously declared on February 9, 2022 an additional dividend of $0.03 per share, subject to the satisfaction of certain Maryland law requirements, payable on September 30, 2022 to stockholders of record as of September 15, 2022.

JUNE 30, 2022 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2022.

OPERATING RESULTS

	Q2-22(1)			Q2-21(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share		Total Amount	Per Share
Core EPS(3)		$0.46			$0.53
GAAP net income per share(2)(4)		$0.22			$1.09
Net investment income(2)	$257	$0.52		$171	$0.39
Net realized gains (losses)(2)	$(3)	$(0.01)		$59	$0.14
Net unrealized gains (losses)(2)	$(143)	$(0.29)		$248	$0.56
GAAP net income(2)(4)	$111	$0.22		$478	$1.09
Dividends declared and payable		$0.45	(5)		$0.40

	As of
(dollar amounts in millions, except per share data)	June 30, 2022	December 31, 2021
Portfolio investments at fair value	$21,170	$20,009
Total assets	$21,797	$20,843
Stockholders’ equity	$9,335	$8,868
Net assets per share	$18.81	$18.96
Debt/equity ratio	1.27x	1.26x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended June 30, 2022 and 2021 were approximately 494 million and 440 million, respectively.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(4)In the first quarter of 2022, Ares Capital adopted Accounting Standards Update (ASU) 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three months ended June 30, 2022 was $0.22. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three months ended June 30, 2022 was approximately 514 million, which includes approximately 20 million shares related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior period presented was not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior period presented was the same as the basic GAAP net income per share amount.

(5)Includes an additional dividend of $0.03 per share paid in the second quarter ended June 30, 2022 to stockholders of record as of June 15, 2022.

“We delivered another strong quarter with 10% sequential growth in our core earnings driven by increased investment activity, rising portfolio yields and continued stable credit quality,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “With greater market volatility, the competitive environment has improved and we are seeing incrementally more attractive terms on new transaction opportunities. Based on our estimates of increasing earnings from higher interest rates coupled with the strength of our investment portfolio, we have increased our regular quarterly dividend to $0.43 per share.”

“Our balance sheet remains a notable source of strength with ample liquidity, moderate leverage and over 70% of our outstanding debt derived from long-dated, fixed rate unsecured notes,” said Penni Roll, Chief Financial Officer of Ares Capital. “The second quarter increases in market rates have yet to fully flow through our earnings. We estimate our second quarter earnings would have been approximately $0.05 per share higher if the market rate increases during the second quarter would have been in place for the full quarter. Additionally, we believe we are well positioned for our earnings to benefit from further increases in short term market interest rates.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q2-22	Q2-21
Portfolio Activity During the Period:
Gross commitments	$3,109	$4,847
Exits of commitments	$1,085	$2,925

Portfolio Information:
	As of
	June 30, 2022	December 31, 2021
Portfolio investments at fair value	$21,170	$20,009
Fair value of accruing debt and other income producing securities(6)	$19,119	$18,182
Number of portfolio company investments	452	387
Percentage of floating rate securities at fair value(7)	74%	77%
Weighted average yield on debt and other income producing securities(8):
At amortized cost	9.5%	8.7%
At fair value	9.6%	8.7%
Weighted average yield on total investments(9):
At amortized cost	8.7%	7.9%
At fair value	8.6%	7.9%

Asset class percentage at fair value
First lien senior secured loans	45%	47%
Second lien senior secured loans	19%	23%
Subordinated certificates of the SDLP	5%	5%
Senior subordinated loans	5%	4%
Preferred equity	9%	8%
Ivy Hill Asset Management, L.P.(10)	9%	5%
Other equity	8%	8%

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(6)    Including the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”)

(7)    Including Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(8)    Weighted average yield on debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(9)    Weighted average yield on total investments is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(10)    Includes Ares Capital’s equity and subordinated loan investments in IHAM, as applicable.

In the second quarter of 2022, Ares Capital made new investment commitments of approximately $3.1 billion, including $570 million of new investment commitments to IHAM, of which approximately $2.9 billion were funded. New investment commitments included 21 new portfolio companies and 31 existing portfolio companies. As of June 30, 2022, 214 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $3.1 billion in new commitments made during the second quarter of 2022, 71% were in first lien senior secured loans, 1% were in second lien senior secured loans, 1% were in were subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 3% were in senior subordinated loans, 3% were in preferred equity, 18% were for Ares Capital’s investment in IHAM and 3% were in other equity. Of these commitments, 89% were in floating rate debt securities, of which 94% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the second quarter of 2022, Ares Capital funded approximately $353 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the second quarter of 2022, Ares Capital exited approximately $1.1 billion of investment commitments, including approximately $379 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 82% were first lien senior secured loans, 8% were second lien senior secured loans, 3% were preferred equity, 3% were Ares Capital’s investment in IHAM and 4% were other equity. Of the approximately $1.1 billion of exited investment commitments, 93% were floating rate, 3% were fixed rate and 4% were non-income producing.

As of June 30, 2022 and December 31, 2021, the weighted average grade of the portfolio at fair value was 3.2 and 3.1, respectively, and loans on non-accrual status represented 1.6% of total investments at amortized cost (or 0.9% at fair value) and 0.8% at amortized cost (or 0.5% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual, see “Part I - Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations— Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission (“SEC”) on July 26, 2022.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2022, Ares Capital had $204 million in cash and cash equivalents and $11.8 billion in total aggregate principal amount of debt outstanding ($11.7 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.4 billion available for additional borrowings under its existing credit facilities as of June 30, 2022.

Ares Capital has entered into separate equity distribution agreements with several banks (the “Equity Distribution Agreements”). During the three months ended June 30, 2022, Ares Capital issued and sold approximately 3.5 million shares of common stock under its Equity Distribution Agreements, with net proceeds totaling approximately $68.5 million, after giving effect to sales agents’ commissions and certain offering expenses.

In June 2022, Ares Capital increased the total commitments to its revolving credit facility from approximately $4,785 million to approximately $4,843 million.

In June 2022, Ares Capital and Ares Capital CP Funding LLC (“Ares Capital CP”), a wholly owned subsidiary of Ares Capital, entered into an agreement to amend Ares Capital’s CP’s revolving funding facility (as amended, the “Revolving Funding

Facility”) that among other things, (a) increased the commitments under the Revolving Funding Facility from $1,525 million to $1,775 million and (b) replaced the LIBOR rate with SOFR plus an applicable credit spread adjustment.

SECOND QUARTER 2022 DIVIDEND PAID AND 2022 DECLARED ADDITIONAL DIVIDENDS

On April 26, 2022, Ares Capital announced that its Board of Directors declared a second quarter 2022 dividend of $0.42 per share for a total of approximately $208 million. On February 9, 2022, Ares Capital announced that its Board of Directors declared an additional second quarter dividend of $0.03 per share for a total of approximately $15 million. The second quarter dividends were paid on June 30, 2022 to stockholders of record as of June 15, 2022.

On February 9, 2022, Ares Capital also announced that its Board of Directors declared additional dividends of $0.03 per share to be distributed in the third and fourth quarter of 2022 as follows:

Date declared	Record date	Payment date	Per share amount
February 9, 2022	September 15, 2022	September 30, 2022	$0.03
February 9, 2022	December 15, 2022	December 29, 2022	$0.03

Payment of the additional September 30, 2022 and December 29, 2022 dividends are subject to the satisfaction of certain Maryland law requirements.
RECENT DEVELOPMENTS
From July 1, 2022 through July 20, 2022, Ares Capital made new investment commitments of approximately $245 million, of which $142 million were funded. Of these new commitments, 93% were in first lien senior secured loans and 7% were in other equity. Of the approximately $245 million of new investment commitments, 92% were floating rate, 7% were non-income producing and 1% was on non-accrual status. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 8.9% and the weighted average yield on total investments funded during the period at amortized cost was 8.1%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2022 through July 20, 2022, Ares Capital exited approximately $379 million of investment commitments, including $155 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 55% were first lien senior secured loans, 40% were Ares Capital’s subordinated loan investment in IHAM and 5% were second lien senior secured loans. Of the approximately $379 million of exited investment commitments, all were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 7.7% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 7.7%. Of the approximately $379 million of investment commitments exited from July 1, 2022 through July 20, 2022, Ares Capital recognized total net realized losses of approximately $1 million, including approximately $1 million of net realized losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of July 20, 2022, Ares Capital had an investment backlog and pipeline of approximately $1.7 billion and $45 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, July 26, 2022 at 12:00 p.m. (Eastern Time) to discuss its quarter ended June 30, 2022 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (844) 200-6205. International callers can access the conference call by dialing +1 (929) 526-1599. All callers will need to enter access code 857594. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 9, 2022 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (866) 813-9403 and to international callers by dialing +44 204 525 0658. For all replays, please reference access code 715312. An archived replay will also be available through August 9, 2022 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest publicly traded BDC by market capitalization as of June 30, 2022. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $21,112 and $19,810, respectively)	$21,170	$20,009
Cash and cash equivalents	204	372
Restricted cash	57	114
Interest receivable	134	142
Receivable for open trades	101	80
Other assets	108	99
Operating lease right-of-use asset	23	27
Total assets	$21,797	$20,843
LIABILITIES
Debt	$11,728	$11,020
Base management fees payable	75	69
Income based fees payable	57	67
Capital gains incentive fees payable	108	161
Interest and facility fees payable	89	100
Payable to participants	57	114
Payable for open trades	131	216
Accounts payable and other liabilities	102	111
Secured borrowings	78	74
Operating lease liabilities	37	43
Total liabilities	12,462	11,975
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 700 and 600 common shares authorized, respectively; 496 and 468 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	9,139	8,553
Accumulated undistributed earnings	196	315
Total stockholders’ equity	9,335	8,868
Total liabilities and stockholders’ equity	$21,797	$20,843
NET ASSETS PER SHARE	$18.81	$18.96

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
INVESTMENT INCOME
Interest income from investments	$319	$305	$629	$594
Dividend income	119	52	207	104
Capital structuring service fees	32	93	62	131
Other income	9	9	21	20
Total investment income	479	459	919	849

EXPENSES
Interest and credit facility fees	101	87	194	173
Base management fees	75	61	148	119
Income based fees	57	59	108	105
Capital gains incentive fees	(29)	61	(27)	103
Administrative fees	2	3	6	7
Other general and administrative	6	6	12	11
Total expenses	212	277	441	518
NET INVESTMENT INCOME BEFORE INCOME TAXES	267	182	478	331
Income tax expense, including excise tax	10	11	23	16
NET INVESTMENT INCOME	257	171	455	315
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	(3)	59	55	118
Net unrealized gains (losses)	(143)	248	(140)	461
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(146)	307	(85)	579
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	(48)	(43)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$111	$478	$322	$851
NET INCOME PER COMMON SHARE:
Basic	$0.22	$1.09	$0.66	$1.96
Diluted	$0.22	$1.09	$0.65	$1.96
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	494	440	487	435
Diluted	514	440	507	435

SCHEDULE 1

Reconciliations of Core EPS to basic GAAP net income per share

Reconciliations of Core EPS to basic GAAP net income per share, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2022 and 2021 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Core EPS(1)	$0.46	$0.53	$0.88	$0.97
Net realized and unrealized gains (losses)(2)	(0.30)	0.70	(0.27)	1.23
Capital gains incentive fees attributable to net realized and unrealized gains and losses(2)	0.06	(0.14)	0.06	(0.24)
Income tax expense related to net realized gains and losses(2)	—	—	(0.01)	—
GAAP net income per share(2)(3)	$0.22	$1.09	$0.66	$1.96
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(1)    Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(2)    All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three and six months ended June 30, 2022 were approximately 494 million and 487 million, respectively, and approximately 440 million and 435 million, respectively, for the comparable periods in 2021.

(3)    In the first quarter of 2022, Ares Capital adopted ASU 2020-06, which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three and six months ended June 30, 2022 was $0.22 and $0.65, respectively. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three and six months ended June 30, 2022 was approximately 514 million and 507 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior periods presented were not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior periods presented are the same as the basic GAAP net income per share amount.